Exhibit (h)(2)

STONE RIDGE TRUST VIII

COMMON SHARES

DISTRIBUTION AND SERVICING PLAN

WHEREAS, Stone Ridge Art Risk Premium Fund (the “Fund”) is a series of Stone Ridge Trust VIII (the “Trust”), a closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), and offers for public sale common shares of beneficial interest (“Shares”); and

WHEREAS, the Fund desires to adopt a plan in respect of its Shares, and the Board of Trustees of the Trust (the “Board,” and each member thereof, a “Trustee”) determined that there is a reasonable likelihood that adoption of said plan will benefit the Shares and their shareholders;

NOW, THEREFORE, the Fund, with respect to the Shares, hereby adopts this Distribution and Servicing Plan (the “Plan”) on the following terms and conditions:

1.     A. The Shares shall pay distribution and/or servicing fees at an annual rate of up to 0.05% of the average daily net assets of the Fund attributable to the Shares and such fee shall be calculated and accrued daily and paid monthly or at such other intervals as the Board shall determine.

B. The distribution and servicing fees payable hereunder are payable without regard to the aggregate amount that may be paid over the years; provided that if the limitations set forth in Rule 2341 of the consolidated rules (“Rule 2341”) of the Financial Industry Regulatory Authority (“FINRA”), or any successor rule, are in effect as to the Fund and apply to recipients of payments made under this Plan, the amounts paid hereunder shall not exceed those limitations, including permissible interest. Amounts expended in support of servicing activities as described in Paragraph 2 of this Plan may be excluded in determining whether expenditures under the Plan exceed the appropriate percentage of new gross assets specified in Rule 2341. Solely for purposes of Rule 2341 calculations, amounts expended in support of servicing activities described in Paragraph 2 of this Plan will be deemed not to exceed 0.25% of the Fund’s net assets attributable to the Shares.

2.     The fees authorized by Paragraph 1.A. of this Plan, which may be administered or facilitated by the Fund’s distributor, shall be used to compensate financial intermediaries in connection with (i) personal and account maintenance services rendered to Fund shareholders, including but not limited to electronic processing of client orders, electronic fund transfers between clients and the Fund, account reconciliations with the Fund’s transfer agent, facilitation of electronic delivery to clients of Fund documentation, monitoring client accounts for back-up withholding and any other special tax reporting obligations, maintenance of books and records with respect to the foregoing, and such other information and liaison services as the Fund or Stone Ridge Asset Management LLC (the “Adviser”) may reasonably request (“servicing activities,” fees for such services, “servicing fees”) and/or (ii) activities or expenses primarily intended to result in the sale of Shares (fees for such services, if any, “distribution fees”).

To the extent that amounts paid hereunder are not used specifically to compensate financial intermediaries as described above, the Fund’s distributor may treat such amounts as compensation to it for distribution-related services.

3. Amounts paid by the Shares will not be used to pay the expenses incurred with respect to any other class of shares established by the Fund from time to time, if any; provided that expenses attributable to the Fund as a whole will be allocated, to the extent permitted by law, according to a formula based upon gross sales dollars and/or average net assets of each such class, as may be approved from time to time by a vote of a majority of the Board.

4. The Fund pays and will continue to pay a management fee to the Adviser pursuant to an investment management agreement between the Fund and the Adviser. It is recognized that the Adviser may use its management fee revenue, as well as its past profits or its other resources from any other source, to make payments with respect to any expenses incurred in connection with the distribution of the Shares, including the activities referred to in Paragraph 2 above. To the extent that the indirect payment of management or other fees by the Fund to the Adviser should be deemed to be indirect financing of any activity primarily intended to result in the sale of the Shares, then such payment shall be deemed to be authorized by this Plan.

5. This Plan shall take effect in accordance with the terms of its approval by a majority of both (i) the Board and (ii) those Trustees who are not “interested persons” of the Trust, as defined in the 1940 Act, and who have no direct or indirect financial interest in the operation of this Plan or any agreements related to it, and, if the Fund is required to comply with Rule 12b-1 in connection with the operation of this Plan, cast in person at a meeting or meetings duly called for the purpose of voting on this Plan, and it shall continue in effect for successive periods of one year for so long as such continuance is specifically approved at least annually in the manner described above for the Plan’s initial approval.

6. Notwithstanding any other provision herein, if the Fund is required to comply with Rule 12b-1 in connection with the operation of this Plan, the Fund may not compensate a broker-dealer for any sale of the Shares by directing to the broker-dealer (i) portfolio transactions, or (ii) commissions, mark-ups, mark-downs or other fees received from execution effected through any other broker-dealer.

7. If the Fund is required to comply with Rule 12b-1 in connection with the operation of this Plan, any person authorized to direct the disposition of monies paid or payable by the Fund pursuant to this Plan or any related agreement shall provide to the Board and the Board shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

8. This Plan may be terminated without penalty at any time by the vote of a majority of the Board, including a majority of the Trustees who are not “interested persons” of the Trust, as defined in the 1940 Act, and who have no direct or indirect financial interest in the operation of this Plan or any agreements related to it, or, if the Fund is required to comply with Rule 12b-1 in connection with the operation of this Plan, by a vote of a majority of the Fund’s outstanding Shares. The distributor or any other third-party provider may terminate the Plan without penalty upon sixty (60) days’ written notice to the Fund.

9. If the Fund is required to comply with Rule 12b-1 in connection with the operation of this Plan, this Plan may not be amended to increase materially the amount of fees to be paid by the Fund hereunder unless such amendment is approved by a vote of a majority of the outstanding securities (as defined in the 1940 Act) of the Shares, and no material amendment to the Plan shall be made unless such amendment is approved in the manner provided in Paragraph 5 hereof for annual approval.

10. While this Plan is in effect, the selection and nomination of Trustees who are not “interested persons” of the Trust, as defined in the 1940 Act, shall be committed to the discretion of Trustees who are themselves not interested persons.

11. If the Fund is required to comply with Rule 12b-1 in connection with the operation of this Plan, the Trust shall preserve copies of this Plan and any related agreements for a period of not less than six years from the date of expiration of the Plan or agreement(s), as the case may be, the first two (2) years in an easily accessible place and shall preserve copies of each report made pursuant to Paragraph 7 hereof for a period of not less than six (6) years from the date of such report, the first two (2) years in an easily accessible place.

12. If any paragraph of this Plan is held invalid by a court decision, statute, rule or otherwise, the remainder of the Plan shall not be affected thereby.

Adopted January 25, 2023